Exhibit 10(n)

NOTICE OF REVOLVER REDUCTION

October 26, 2004

JP Morgan Chase Bank	By fax to 713-427-6307 and overnight courier
10 South LaSalle Street
23rd Floor
Chicago, IL 60603
Attention: Jaime Garcia

Re:	FIVE-YEAR CREDIT AGREEMENT dated as of November 17, 2000

Ladies and Gentlemen:

Pursuant to Section 2.07 of the above Credit Agreement, The Valspar Corporation hereby notifies you that effective November 1, 2004, it is reducing the Commitments on the above referenced Credit Agreement from $1 billion to $500 million as follows:

	US Tranche	MultiCurrency Tranche	Australia Tranche	Total
Existing Facility Amount	500,000,000	450,000,000	50,000,000	1,000,000,000
Reduce Facility	(150,000,000)	(350,000,000)	—	(500,000,000)

New Amount as of November 1, 2004	350,000,000	100,000,000	50,000,000	500,000,000

Please send us written acknowledgement of your acceptance of this reduction.

THE VALSPAR CORPORATION
By:	/s/ Deborah D. Weiss

Vice President and Treasurer